Exhibit 99.1

Celcuity Reports Fourth Quarter and Full Year 2018 Financial Results

Minneapolis, Minnesota—February 26, 2019—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the fourth quarter and year ended December 31, 2018.

Unless otherwise stated, all comparisons are for the fourth quarter and year ended December 31, 2018, compared to the fourth quarter and year ended December 31, 2017.

Celcuity reported a net loss of $1.8 million, or $0.18 per share, for the fourth quarter of 2018, compared to a net loss of $1.7 million, or $0.17 per share, for the fourth quarter of 2017. Net loss for fiscal year 2018 was $7.5 million, or $0.74 per share, compared to $6.3 million, or $0.84 per share, for fiscal year 2017. Non-GAAP adjusted net loss was $1.6 million, or $0.15 per share, for the fourth quarter of 2018, compared to non-GAAP adjusted net loss of $1.4 million, or $0.14 per share, for the fourth quarter of 2017. Non-GAAP adjusted net loss for the fiscal year 2018 was $6.3 million, or $0.62 per share, compared to $4.9 million, or $0.66 per share, for the fiscal year 2017. Non-GAAP adjusted net loss excludes stock-based compensation expense and non-cash interest expense. Because these items have no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the fourth quarter of 2018 was $1.5 million. Net cash used in operating activities for fiscal year 2018 was $6.1 million. At December 31, 2018, Celcuity had cash, cash equivalents and investments of $24.9 million, compared to cash, cash equivalents and investments of $31.4 million at December 31, 2017.

“We made significant progress in 2018 and achieved many of our critical objectives. Our first clinical trial, FACT 1, was activated in collaboration with Genentech and the NSABP Foundation. The FACT 1 trial is evaluating the safety and efficacy of Genentech’s drugs, Herceptin® and Perjeta®, and chemotherapy, in breast cancer patients selected with Celcuity’s CELx HSF Test. We signed a clinical trial agreement with Puma Biotechnology, Inc. and West Cancer Center to conduct a Phase II clinical trial, known as FACT 2, to evaluate the efficacy and safety of Puma’s drug, Nerlynx®, and chemotherapy, in breast cancer patients selected with Celcuity’s CELx HSF Test. We were also selected by NSABP and Puma Biotechnology, Inc. to evaluate tissue samples from a Phase II study evaluating Puma Biotechnology’s pan-HER inhibitor, Nerlynx, Genentech’s HER2 antibody, Herceptin, and Bristol-Myers Squibb’s EGFR inhibitor, Erbitux, in metastatic colorectal cancer patients.

“We completed development of our second CELx signaling function Test for HER2-negative breast cancer. This second test identifies HER2-negative breast cancer patients who have hyperactive and co-activated HER family and c-Met signaling activity. We also advanced development of several new CELx signaling function tests to diagnose new cancer sub-types, including a third test for breast cancer and tests for two new tumor tissue types. Additionally, we presented results of several pre-clinical studies at major conferences, including the American Society of Clinical Oncology Annual Meeting, the Miami Breast Cancer Conference, and the San Antonio Breast Cancer Symposium.”

Mr. Sullivan added, “The FACT 1 clinical trial that is evaluating Genentech’s targeted therapies in patients our CELx HSF test selects now has 14 activated sites. While this is consistent with our goal at the beginning of 2018, the enrollment rate of patients at these sites has been lower than NSABP’s original expectations. To offset the lower than expected enrollment rate, NSABP has agreed to activate up to 16 additional sites, for a total of 30 sites. We expect the addition of these sites will increase Celcuity’s cost for the FACT 1 trial by up to $650,000. We now expect interim results from this trial in late 2019 and final results approximately nine months later.

“The FACT 2 clinical trial that is evaluating Puma’s targeted therapy, Nerlynx, in patients our CELx HSF test selects has received all required regulatory and Institutional Review Board approvals and is expected to be activated later in early 2019. We expect interim results from this trial in late 2019 or early 2020 and final results approximately 12 months later.

“As we look ahead to the remainder of 2019, we anticipate completing development of another cell signaling function test for breast cancer that diagnoses a new sub-type of breast cancer not currently detected with a molecular test. We also anticipate completing development of tests for two new tumor types. Each of these new tests would increase the opportunities for us to provide companion diagnostics that enable pharmaceutical companies to obtain new drug indications for the cancer sub-types our tests diagnose. We also hope to initiate at least one additional clinical collaboration with a pharmaceutical company by year-end to study breast cancer patients identified by our CELx MP test with hyperactive and co-activated HER family and c-Met signaling activity.”

Operating Expenses

Total operating expenses were $2.0 million for the fourth quarter of 2018, compared to $1.8 million for the fourth quarter of 2017. Operating expenses for fiscal year 2018 were $7.9 million, compared to $6.0 million for fiscal year 2017.

Research and Development Expenses:

Research and development (R&D) expenses were $1.6 million for the fourth quarter of 2018, compared to $1.4 million for the fourth quarter of 2017. R&D expenses for fiscal year 2018 were $6.3 million, compared to $5.0 million for fiscal year 2017. The approximately $1.3 million increase during fiscal year 2018, compared to fiscal year 2017, resulted primarily from a $0.6 million increase in compensation related expenses to support development of our CELx platform. In addition, other R&D expenses increased $0.7 million due to clinical validation and laboratory studies, legal expenses related to patent costs and operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.3 million for the fourth quarter of 2018, compared to $0.4 million for the fourth quarter of 2017. G&A expenses for fiscal year 2018 were $1.6 million, compared to $1.0 million for fiscal year 2017. The approximately $0.6 million increase during fiscal year 2018, compared to fiscal year 2017, primarily resulted from a $0.4 million increase in professional fees associated with being a public company for a full year versus only one quarter in 2017, and director and officer insurance. Other G&A expenses increased $0.2 million in compensation related expenses, including non-cash stock-based compensation.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9173 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses and breadth of application of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies and the outcomes of such collaboration, the outcome of our clinical trial with NSABP Foundation and Genentech, the outcome of our clinical trial with Puma Biotechnology and the West Cancer Center, the outcome of the clinical trial Puma Biotechnology and the NSABP Foundation are fielding and of which we are providing services, clinical trial patient enrollment and timing of results, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc.

 Balance Sheets

	December 31, 2018	December 31, 2017

Assets
Current Assets:
Cash and cash equivalents	$15,944,609	$2,639,789
Investments	8,952,907	21,556,857
Restricted cash	-	50,000
Deposits	22,009	27,726
Deferred transaction costs	28,743	-
Prepaid assets	269,940	209,708
Total current assets	25,218,208	24,484,080

Property and equipment, net	813,613	280,056

Long term investments	-	7,205,374

Total Assets	$26,031,821	$31,969,510

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$119,811	$71,913
Capital lease obligations	5,730	-
Accrued expenses	536,791	506,140
Total current liabilities	662,332	578,053

Capital lease obligations	19,878	-

Total Liabilities	682,210	578,053
Total Stockholders' Equity	25,349,611	31,391,457
Total Liabilities and Stockholders' Equity	$26,031,821	$31,969,510

Celcuity Inc.

 Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Operating expenses:

Research and development	$1,634,746	$1,403,070	$6,325,995	$4,980,427
General and administrative	316,460	420,963	1,606,543	972,518
Total operating expenses	1,951,206	1,824,033	7,932,538	5,952,945
Loss from operations	(1,951,206)	(1,824,033)	(7,932,538)	(5,952,945)

Other income (expense)
Interest expense	(46)	-	(111)	(451,664)
Interest income	122,951	99,845	448,834	152,879
Gain on sale of fixed assets	3,000	-	3,000	-
Other income (expense), net	125,905	99,845	451,723	(298,785)
Net loss before income taxes	(1,825,301)	(1,724,188)	(7,480,815)	(6,251,730)
Income tax benefits	-	-	-	-
Net loss	$(1,825,301)	$(1,724,188)	$(7,480,815)	$(6,251,730)

Net loss per share, basic and diluted	$(0.18)	$(0.17)	$(0.74)	$(0.84)

Weighted average common shares outstanding, basic and diluted	10,162,690	10,082,177	10,124,544	7,460,640

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense and non-cash interest expense from net loss and net loss per share. Management excludes these items because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

GAAP net loss	$(1,825,301)	$(1,724,188)	$(7,480,815)	$(6,251,730)
Adjustments:
Stock-based compensation
Research and development	172,183	187,667	727,216	608,456	(1)
General and administrative	83,394	125,621	441,400	265,930	(2)
Non-cash interest expense	-	-	-	451,664	(3)
Non-GAAP adjusted net loss	$(1,569,724)	$(1,410,900)	$(6,312,199)	$(4,925,680)

GAAP net loss per share - basic and diluted	$(0.18)	$(0.17)	$(0.74)	$(0.84)
Adjustment to net loss (as detailed above)	0.03	0.03	0.12	0.18
Non-GAAP adjusted net loss per share	$(0.15)	$(0.14)	$(0.62)	$(0.66)

Weighted average common shares outstanding, basic and diluted	10,162,690	10,082,177	10,124,544	7,460,640

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.
(3)	To reflect a non-cash charge to other expense for non-cash amortization of debt discount and debt financing costs and accrued interest related to the issuance of our unsecured convertible promissory notes. All principal and accrued interest under the unsecured convertible promissory notes converted into common stock of Celcuity immediately following Celcuity’s initial public offering.